Castle Brands Announces Fiscal 2017 Second Quarter Results

Gross Profit Increased 9.5% on Net Sales Increase of 5.9%
Driven by Continued Strong Growth of Whiskeys

NEW YORK – November 9, 2016 — Castle Brands Inc. (NYSE MKT: ROX), a developer and international marketer of premium and super-premium branded spirits, today reported financial results for the three and six month periods ended September 30, 2016.

Operating highlights for the quarter ended September 30, 2016:

•	Net sales increased 5.9% to $19.6 million for the second quarter of fiscal 2017, as compared to $18.5 million for the comparable prior-year period.

•	Total gross profit increased 9.5% to $7.7 million, as compared to $7.1 million for the comparable prior-year period.

•	Continued strong growth of Jefferson’s bourbons and the Irish whiskies led to a 19.2% increase in whiskey revenues from the comparable prior-year period.

•	In addition to continuing its new fill programs, the Company purchased an additional 1,800 barrels of aged bourbon to support the continued growth of Jefferson’s.

•	Goslings Stormy Ginger Beer case sales increased 10.8% to approximately 360,000 cases from approximately 325,000 in the comparable prior-year period.

“Continued strong growth of our more profitable brands, such as Jefferson’s and our Irish whiskeys, resulted in solid revenue growth and even greater growth in gross profit. This allowed us to increase income from operations, reduce net loss and increase EBITDA, as adjusted. We expect these trends of increasing sales and improving financial performance to continue over the balance of the fiscal year and beyond,” stated Richard J. Lampen, President and Chief Executive Officer of Castle Brands.

“In the quarter, our additional purchases of aged bourbon reserves, coupled with the continuation of our two long-term new fill programs, put us in a solid position to support continued sales growth of our Jefferson’s bourbon portfolio. We plan to expand our wine finishes program and introduce several other new Jefferson’s expressions over the balance of the fiscal year. We also increased our Irish whiskey offerings and expanded our barrel program for Knappogue Castle Whiskey,” said John Glover, Chief Operating Officer of Castle Brands.

“The growing popularity of ginger beer cocktails, including Goslings’ trademarked “Dark ‘n Stormy”® cocktail, has been an important growth driver of Goslings “Stormy Ginger Beer.” Ginger beer sales for the 12 months ended September 30, 2016 exceeded 1.2 million cases, making “Stormy Ginger Beer” the best-selling premium ginger beer in America. We are also increasing the prominence of the Goslings brand through our sponsorship of the 35th America’s Cup. The America’s Cup has become an extreme sport and millions of viewers are following this very high-profile event. Europe and the United States hosted races in 2015 and 2016 and AC35 will culminate with the Challenger Playoffs and Finals in Bermuda in 2017. Goslings will have far more visibility and global reach than ever before with an enormous audience that goes well beyond the demographics of the sailing world,” Mr. Glover added.

For the Three and Six Months Ended September 30, 2016

In the second quarter of fiscal 2017, the Company had net sales of $19.6 million, a 5.9% increase from net sales of $18.5 million in the comparable prior-year period. This sales growth was primarily driven by the U.S. sales growth of Jefferson’s bourbons and Goslings Stormy Ginger Beer. Net loss was ($0.5) million in the second quarter of fiscal 2017 compared to a net loss of ($0.7) million in the comparable prior-year period. Net loss attributable to common shareholders was ($0.7) million, or ($0.00) per basic and diluted share, in the second quarter of fiscal 2017, as compared to ($1.0) million, or ($0.01) per basic and diluted share, in the prior-year period.

EBITDA, as adjusted, for the second quarter of fiscal 2017 improved to $1.0 million as compared to $0.9 million for the comparable prior-year period.

For the six months ended September 30, 2016, the Company had net sales of $36.4 million, a 3.8% increase from net sales of $35.0 million in the comparable prior-year period. Net loss was ($1.1) million for the six months ended September 30, 2016, as compared to a net loss of ($1.5) million in the comparable prior-year period. Net loss attributable to common shareholders was ($1.5) million, or ($0.01) per basic and diluted share, for the six months ended September 30, 2016, as compared to ($2.1) million, or ($0.01) per basic and diluted share, in the prior-year period.

EBITDA, as adjusted, for the six months ended September 30, 2016 was $1.5 million and $1.5 million for the comparable prior-year period.

Non-GAAP Financial Measures

Within the information above, Castle Brands provides information regarding EBITDA, as adjusted, which is not a recognized term under GAAP (Generally Accepted Accounting Principles) and does not purport to be an alternative to income (loss) from operations or net income (loss) as a measure of operating performance. Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for allowances for doubtful accounts and obsolete inventory, stock-based compensation expense, other expense (income), net, income from equity investment in non-consolidated affiliate, foreign exchange and net income attributable to noncontrolling interests is a key metric the Company uses in evaluating its financial performance on a consistent basis across various periods. EBITDA, as adjusted, is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and allocation of capital resources. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance or are based on management’s estimates, such as allowance accounts, are due to changes in valuation, such as the effects of changes in foreign exchange, or do not involve a cash outlay, such as stock-based compensation expense. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income from operations, net income and cash flows from operating activities. A reconciliation of net loss attributable to common shareholders to EBITDA, as adjusted, is presented below.

About Castle Brands

Castle Brands is a developer and international marketer of premium and super-premium beverage alcohol brands including: Jefferson’s®, Jefferson’s Presidential SelectTM, Jefferson’s Reserve®, Jefferson’s Ocean Aged at Sea Bourbon, Jefferson’s Wine Finish Collection and Jefferson’s Wood Experiments, Goslings® Rums, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Pallini® Limoncello, Boru® Vodka and Brady’s® Irish Cream. Additional information concerning the Company is available on the Company’s website, www.castlebrandsinc.com.

Forward Looking Statements

This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of our business strategies and our expectations concerning future operations, margins, sales, new products and brands, potential joint ventures, potential acquisitions, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses and expectation of further losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities, the effect of competition in our industry and economic and political conditions generally, including the current economic environment and markets. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2016, as amended, and other reports we file with the Securities and Exchange Commission. When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the reports we file with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

CASTLE BRANDS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended September 30,		Six months ended September 30,
	2016	2015	2016	2015
Sales, net*	$19,627,791	$18,536,509	$36,378,716	$35,049,588
Cost of sales*	11,900,531	11,480,107	21,935,341	21,365,872

Gross profit	7,727,260	7,056,402	14,443,375	13,683,716

Selling expense	5,031,597	4,941,213	9,662,512	9,293,158
General and administrative expense	2,140,659	1,691,332	4,130,894	3,757,423
Depreciation and amortization	253,463	233,069	507,097	461,325

Income from operations	301,541	190,788	142,872	171,810

Other (expense) income, net	(27)	600	(333)	(221)
Income from equity investment in non-consolidated affiliate	18,837	4,513	23,320	4,513
Foreign exchange (loss) gain	(3,375)	(40,360)	76,488	(89,579)
Interest expense, net	(328,868)	(257,636)	(639,129)	(514,800)

Loss before provision for income taxes	(11,892)	(102,095)	(396,782)	(428,277)
Income tax expense, net	(477,962)	(579,962)	(688,775)	(1,103,924)

Net loss	(489,854)	(652,0570	(1,085,557)	(1,532,201)
Net income attributable to noncontrolling interests	(210,856)	(329,214)	(380,972)	(602,732)

Net loss attributable to common shareholders	$(700,710)	$(1,011,271)	$(1,466,529)	$(2,134,933)

Net loss per common share, basic and diluted, attributable to common shareholders	$(0.00)	$(0.01)	$(0.01)	$(0.01)

Weighted average shares used in computation, basic and diluted, attributable to common shareholders	160,698,696	159,774,811	160,610,804	158,661,309

• Sales, net and Cost of sales include excise taxes of $1,912,740 and $1,919,019 for the three months ended September 30, 2016 and 2015, respectively, and $3,628,701 and $3,687,999 for the six months ended September 30, 2016 and 2015, respectively.

CASTLE BRANDS INC. AND SUBSIDIARIES
Reconciliation of net loss to EBITDA, as adjusted
(Unaudited)

	Three months ended		Six months ended
	September 30,		September 30,
	2016	2015	2016	2015
Net loss attributable to common shareholders	$(700,710)	$(1,011,271)	$(1,466,529)	$(2,134,933)

Adjustments:
Interest expense, net	328,868	257,636	639,129	514,800
Income tax expense, net	477,962	579,962	688,775	1,103,924
Depreciation and amortization	253,463	233,069	507,097	461,325

EBITDA income (loss)	359,583	59,396	368,472	(54,884)

Allowance for doubtful accounts	11,550	9,000	23,100	43,000
Allowance for obsolete inventory	50,000	—	100,000	100,000
Stock-based compensation expense	410,097	458,450	762,497	698,390
Other expense (income), net	27	(600)	333	221
Income from equity investments in non-consolidated affiliate	(18,837)	(4,513)	(23,320)	(4,513)
Foreign exchange loss (gain)	3,375	40,360	(76,488)	89,579
Net income attributable to noncontrolling interests	210,856	329,214	380,972	602,732

EBITDA, as adjusted	1,026,651	891,307	1,535,566	1,474,525

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Castle Brands Inc.
Investor Relations, 646-356-0200
info@castlebrandsinc.com
www.castlebrandsinc.com